Exhibit (n)

          CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-175797 on Form N-2 of our report dated September 27, 2011 relating to the financial statements of Lazard Multi-Strategy 1099 Fund as of September 9, 2011 and for the period from June 28, 2011 (date of inception) to September 9, 2011, appearing in the Statement of Additional Information, which is part of such Registration Statement. We also consent to the reference to us under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which is part of the Registration Statement.

DELOITTE & TOUCHE LLP
Philadelphia, Pennsylvania
October 20, 2011